Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Fourth Quarter and Fiscal 2018 Operating Results
Fourth Quarter Summary

•	Net income of $4.4 million, or $0.19 per fully diluted share

•	Total loans increased $13.0 million from September 30, 2018

•	Average loans increased $34.9 million from the third quarter of 2018

•	Total new loan commitments of $112.2 million and loan fundings of $91.4 million

•	Core deposits increased to 76% of total deposits at December 31, 2018 from 75% at September 30, 2018

•	Classified assets decreased by $5.6 million, or 41% from September 30, 2018

•	No provision for loan and lease losses during the three months ended December 31, 2018
Fiscal 2018 Summary and Highlights

•	Net income of $27.3 million, or $1.16 per fully diluted share

•	62 new operating company relationships added

•	Favorable shift in loan mix with commercial loans increasing to more than 40% of total loans

•	Improved deposit mix with certificates of deposits declining from 32% to 24% of total deposits

•	Non-interest expense declined 2.1% and efficiency ratio improved to 69.0%

•	Improved credit quality with classified assets declining 39%

COSTA MESA, Calif., January 28, 2019 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three months and year ended December 31, 2018.
For the fourth quarter of 2018, the Company reported net income of $4.4 million, or $0.19 per fully diluted share. This compares to net income of $3.9 million, or $0.17 per fully diluted share, in the third quarter of 2018, and net income of $2.4 million, or $0.10 per fully diluted share, in the fourth quarter of 2017. The increase in net income, as compared to the three months ended September 30, 2018, is primarily attributable to an increase in interest income as a result of an increase in our average loan balance for the three months ended December 31, 2018, the rising interest rate environment and a $190 thousand prepayment penalty recognized in interest income during the same period.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We finished 2018 with our strongest quarter of the year, generating positive trends in revenue, net interest margin, efficiency ratio and asset quality. We executed well on our strategic plan in 2018 and made substantial progress on the areas that we believe create franchise value, most notably growing our commercial client roster, improving our deposit mix, and enhancing the quality of our loan portfolio. We had a highly productive year in business development, as we had $243 million in loan fundings and the new operating company relationships we added accounted for $69.8 million in core deposits. We anticipate another year of well managed balance sheet growth in 2019 with a continued focus on adding high quality operating company relationships, which we expect to result in further favorable shifts in our loan and deposit mix.”

Results of Operations
The following table shows our operating results for the three months and year ended December 31, 2018, as compared to the three months ended September 30, 2018 and the three months and year ended December 31, 2017. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Year Ended December 31,
	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
	($ in thousands)
Total interest income(1)	$16,395	$15,218	$13,812	$62,542	$51,573
Total interest expense	3,793	3,529	2,542	13,620	7,831
Net interest income	12,602	11,689	11,270	48,922	43,742
Provision for loan and lease losses	—	—	—	—	—
Total noninterest income	1,328	1,115	1,009	4,635	4,374
Total noninterest expense	9,135	9,002	10,108	36,970	37,758
Income tax (benefit) provision	431	(98)	(241)	(10,752)	(91)
Net income(1)	$4,364	$3,900	$2,412	$27,339	$10,449
_________________

(1)
The year ended December 31, 2018 and the year ended December 31, 2017, include significant interest income recoveries of $1.6 million and $1.1 million, respectively, on loans that were on nonaccrual status but were paid in full. There were no significant interest income recoveries during the three months ended December 31, 2018, September 30, 2018 or December 31, 2017.

Net Interest Income
Q4 2018 vs Q3 2018. Net interest income increased $913 thousand, or 7.8%, for the three months ended December 31, 2018 as compared to the three months ended September 30, 2018 primarily as a result of:

•
An increase in interest income of $1.2 million, or 7.7%, primarily attributable to an increase in interest earned on loans as a result of a higher average balance during the three months ended December 31, 2018 and an increase in the average yield to 5.45% for the three months ended December 31, 2018 from 5.25% for the three months ended September 30, 2018. The increase in yield on loans is partially attributable to a prepayment penalty of $190 thousand included in interest income on one loan relationship that was paid off during the three months ended December 31, 2018 and as a result of the rising interest rate environment. The increase in the average yield on securities available for sale and stock is a result of a Federal Home Loan Bank (“FHLB”) special dividend of $83 thousand received during December 2018; partially offset by

•
An increase in interest expense of $264 thousand, or 7.5%, primarily attributable to an increase in the rates of interest paid on our deposits for the three months ended December 31, 2018 as compared to the three months ended September 30, 2018, which was primarily the result of an increase in the rate of interest paid on interest bearing deposits resulting from the rising interest rate environment.

Our net interest margin increased to 3.78% for the three months ended December 31, 2018 as compared to 3.57% for the three months ended September 30, 2018. The increase is primarily attributable to an increase in the average balance and average yield on loans during the three months ended December 31, 2018, and the prepayment penalty included in interest income during the fourth quarter of 2018 as described above, partially offset by an increase in the cost of interest bearing liabilities resulting from an increase in prevailing interest rates.
Q4 2018 vs Q4 2017. Net interest income increased $1.3 million, or 11.8%, for the three months ended December 31, 2018 as compared to the three months ended December 31, 2017 primarily as a result of:

•
An increase in interest income of $2.6 million, or 18.7%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yield during the three months December 31, 2018 as compared to the three months ended December 31, 2017, which was primarily the result of the rising interest rate environment; partially offset by

•
An increase in interest expense of $1.3 million, or 49.2%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the three months ended December 31, 2018 as compared to the three months ended December 31, 2017, which was primarily the result of higher deposits due to new client acquisition, our decision to increase the rate of interest paid on our non-maturing interest bearing deposits and our certificates of deposit resulting from the rising interest rate environment, and an increase in our FHLB borrowings.

YTD 2018 vs YTD 2017. Net interest income increased $5.2 million, or 11.8%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily as a result of:

•
An increase in interest income of $11.0 million, or 21.3%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the year ended December 31, 2018 as compared to the year ended December 31, 2017, which was primarily the result of the rising interest rate environment and the recovery of $1.6 million in interest income on two loan relationships that had been on nonaccrual status but were paid in full during the year ended December 31, 2018 as compared to $1.1 million recovered on one loan relationship during the year ended December 31, 2017; partially offset by

•
An increase in interest expense of $5.8 million, or 73.9%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the year ended December 31, 2018 as compared to the year ended December 31, 2017, which was primarily the result of higher deposits due to new client acquisition, our decision to increase the rate of interest paid on our non-maturity interest bearing deposits and our certificates of deposit resulting from the rising interest rate environment, and an increase in our FHLB borrowings.

Provision for Loan and Lease Losses
Q4 2018 vs Q3 2018. We recorded no provision for loan and lease losses during either the three months ended December 31, 2018 or September 30, 2018 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets. During the three months ended December 31, 2018, we had net recoveries of $43 thousand, compared to net recoveries of $94 thousand for the three months ended September 30, 2018.
Q4 2018 vs Q4 2017. We recorded no provision for loan and lease losses during either the three months ended December 31, 2018 or December 31, 2017 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets.
YTD 2018 vs YTD 2017. We recorded no provision for loan and lease losses during either the year ended December 31, 2018 or December 31, 2017 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets.
Noninterest Income
Q4 2018 vs Q3 2018. Noninterest income increased $213 thousand, or 19.1%, for the three months ended December 31, 2018 as compared to the three months ended September 30, 2018, primarily resulting from an increase in credit card fees, wire transfer fees and other miscellaneous fees during the fourth quarter of 2018 as compared to the prior quarter.
Q4 2018 vs Q4 2017. Noninterest income increased by $319 thousand, or 31.6%, for the three months ended December 31, 2018 as compared to the three months ended December 31, 2017, primarily as a result of:

•	An increase in loan servicing and referral fees during the fourth quarter of 2018 as compared to the same period in 2017;

•	A loss of $24 thousand on the sale of other assets during the three months ended December 31, 2017 that did not occur in the same period in 2018; and

•	An increase in credit card and wire transfer fees during the fourth quarter of 2018 as compared to the same period in 2017.
YTD 2018 vs YTD 2017. Noninterest income increased $261 thousand, or 6.0%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily as a result of:

•	An increase in loan servicing and referral fees during the year ended December 31, 2018 as compared to the same period in 2017; and

•	An increase of $52 thousand in gain on the sale of securities available-for-sale during the year ended December 31, 2018 as compared to the same period in 2017; partially offset by

•
A decrease in other noninterest income attributable to recoveries of fees on previously charged off loans during the second quarter of 2017 for which a similar level of recoveries did not occur during the year ended December 31, 2018.

Noninterest Expense
Q4 2018 vs Q3 2018. Noninterest expense increased $133 thousand, or 1.5%, for the three months ended December 31, 2018 as compared to the three months ended September 30, 2018, primarily as a result of:

•	An increase of $55 thousand in salaries and employee benefits primarily related to an increase in the incentive compensation accrual during the fourth quarter of 2018;

•	An increase of $147 thousand in our other real estate owned expense during the three months ended December 31, 2018 as compared to the three months ended September 30, 2018; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to loan production and data processing, during the three months ended December 31, 2018 as compared to the three months ended September 30, 2018; partially offset by

•
A decrease of $228 thousand in our professional fees primarily related to the recovery of legal fees attributable to a loan relationship during the fourth quarter of 2018 that was fully charged off in previous years.

Q4 2018 vs Q4 2017. Noninterest expense decreased $973 thousand, or 9.6%, for the three months ended December 31, 2018 as compared to the three months ended December 31, 2017, primarily as a result of:

•
A decrease of $806 thousand in our professional fees primarily related to the recovery of legal fees attributable to a loan relationship during the fourth quarter of 2018 that was fully charged off in previous years; and

•	A decrease of $24 thousand in our FDIC insurance expenses primarily related to a decrease in our premium.
YTD 2018 vs YTD 2017. Noninterest expense decreased $788 thousand, or 2.1%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily as a result of:

•
A decrease of $1.7 million in our professional fees primarily related to lower legal fees in the first quarter of 2018, the recovery of legal fees attributable to the payoff of a loan relationship in the second quarter of 2018 that was previously on nonaccrual status and the recovery of legal fees in the third quarter of 2018 related to a loan relationship that was fully charged off in previous years; partially offset by

•	An increase of $772 thousand in salaries and employee benefits primarily related to an increase in employee compensation expense;

•	An increase of $123 thousand in other real estate owned expense during the year ended December 31, 2018 as compared to the same period in 2017; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to loan production and business development during the year ended December 31, 2018 as compared to the year ended December 31, 2017.

Income tax provision (benefit)
For the three months and year ended December 31, 2018, we had an income tax expense of $431 thousand and an income tax benefit of $10.8 million, respectively. The income tax expense during the three months ended December 31, 2018 is a result of the true up of our income tax provision. The income tax benefit during the year ended December 31, 2018 is as a result of our net income during the year and the release of our full valuation allowance of $11.1 million on our net deferred tax asset during the second quarter of 2018, discussed further below. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at December 31, 2018.
For the three months ended September 30, 2018, we had an income tax benefit of $98 thousand. The value of our deferred tax asset at June 30, 2018 was computed based upon an estimate of taxable income for the full year of 2018. The benefit during the third quarter of 2018 was due to a slight decrease in forecasted earnings, the amount of the release benefited through the rate decreased by $98 thousand which was offset by the need to increase the discrete benefit for the quarter by that same amount.

For the three months and year ended December 31, 2017, we had an income tax benefit of $241 thousand and $91 thousand, respectively. The income tax benefit for the three months and year ended December 31, 2017 represented the reclassification of the alternative minimum tax credit carryforward from a deferred tax asset to an income tax receivable as required by the Tax Cuts and Jobs Act signed into law on December 22, 2017. This was partially offset by the payment to the State of California for the cost of doing business within the state. No additional income tax expense was recorded as a result of our full valuation allowance as of December 31, 2017. The fourth quarter of 2017 and year ended December 31, 2017 results reflected the estimated impact of the enactment of the new tax law, which resulted in minimal increase in net income due to the elimination of the corporate alternative minimum tax. Additionally, as part of the newly enacted tax law, the decrease in our deferred tax asset and corresponding valuation allowance as of December 31, 2017 is primarily attributable to the Federal corporate tax rate decreasing from 35% to 21%, which caused us to decrease our gross deferred tax asset and the related valuation allowance to $15.9 million from $21.7 million as of September 30, 2017. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and while management believed that the Company would be able to realize the deferred tax asset within the period that our net operating losses may be carried forward, we were unable to asset the timing as to when that realization would occur. Due to the hierarchy of evidence that the accounting rules specify, management determined that the full valuation allowance that was previously established on the balance of our deferred tax asset at was still required at December 31, 2017.
Balance Sheet Information
Loans
As indicated in the table below, at December 31, 2018, gross loans totaled approximately $1.1 billion, which represented an increase of $13.0 million, or 1.2%, compared to gross loans outstanding at September 30, 2018, and an increase of $29.3 million, or 2.7%, compared to gross loans outstanding at December 31, 2017. The following table sets forth the composition, by loan category, of our loan portfolio at December 31, 2018, September 30, 2018 and December 31, 2017.

	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$444,441	40.6%	$414,995	38.4%	$394,493	37.1%
Commercial real estate loans - owner occupied	211,645	19.3%	226,861	21.0%	214,365	20.1%
Commercial real estate loans - all other	226,441	20.7%	232,316	21.5%	228,090	21.4%
Residential mortgage loans - multi-family	97,173	8.9%	88,563	8.2%	114,302	10.7%
Residential mortgage loans - single family	21,176	1.9%	21,634	2.0%	24,848	2.3%
Construction and land development loans	38,496	3.5%	36,961	3.4%	34,614	3.3%
Consumer loans	54,514	5.0%	59,585	5.5%	53,918	5.1%
Gross loans	$1,093,886	100.0%	$1,080,915	100.0%	$1,064,630	100.0%
The increase of $13.0 million in gross loans during the fourth quarter of 2018 was primarily a result of new loan growth and client acquisition, partially offset by loan payoffs of $67.9 million. During the fourth quarter of 2018, we secured new commercial loan commitments of $43.0 million, of which $28.3 million were funded at December 31, 2018. Our total commercial loan commitments increased to $695.8 million at December 31, 2018 from $663.7 million at September 30, 2018, while the utilization rate of commercial loan commitments increased to 63.4% at December 31, 2018 from 62.1% at September 30, 2018.
Deposits

	December 31, 2018	September 30, 2018	December 31, 2017
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$340,406	$336,434	$338,273
Interest-bearing checking accounts	64,144	80,427	89,179
Money market and savings deposits	460,355	415,845	350,605
Certificates of deposit	271,097	284,389	361,336
Totals	$1,136,002	$1,117,095	$1,139,393
The increase in our total deposits from September 30, 2018 to December 31, 2018 is primarily attributable to an increase of $44.5 million in money market and savings deposits, partially offset by a decrease of $13.3 million in our certificates of deposit and a decrease of $12.3 million in our checking accounts. The increase in our core deposits is the result of one large depositor raising funding and new client acquisition. The decrease in our certificates of deposit is primarily the result of our decision to keep the rates of interest offered on new and renewing certificates of deposit below the rates offered by many of the other banks against which we compete for these deposits. Lower priced core deposits increased to 76% of total deposits, while higher priced certificates of deposit decreased to 24% of total deposits at December 31, 2018, as compared to 75% and 25% of total deposits, respectively, at September 30, 2018.
The end of period balance of noninterest-bearing demand deposits at December 31, 2018 was lower than the quarterly average due to the normal fluctuations in the accounts of commercial clients, particularly with our clients in the crowd funding industry.
Asset Quality
Nonperforming Assets

	2018		2017
	December 31	September 30	December 31
	($ in thousands)
Total non-performing loans	$4,226	$5,881	$5,910
Other real estate owned	1,173	1,275	—
Other non-performing assets	91	15	36
Total non-performing assets	$5,490	$7,171	$5,946
90-day past due loans	$4,273	$2,669	$2,125
Total classified assets	$7,937	$13,552	$12,925
Allowance for loan and lease losses	$13,506	$13,463	$14,196
Allowance for loan and lease losses /gross loans	1.23%	1.25%	1.33%
Allowance for loan and lease losses /total assets	1.00%	1.02%	1.07%
Ratio of allowance for loan and lease losses to nonperforming loans	319.59%	228.92%	240.20%
Ratio of nonperforming assets to total assets	0.41%	0.54%	0.45%
Net quarterly charge-offs (recoveries) to gross loans	—%	(0.01)%	0.08%

Nonperforming assets at December 31, 2018 decreased $1.7 million from September 30, 2018 as a result of a decrease in non-performing loans and a decrease in our other real estate owned in the fourth quarter of 2018, partially offset by an increase in our other assets owned. The decrease in our non-performing loans resulted from principal payments of $60 thousand, $678 thousand that returned to accrual status, charge offs of $922 thousand and the transfer to other assets of $76 thousand during the three months ended December 31, 2018, partially offset by the addition of $81 thousand of consumer loans during the same period. The decrease in our other real estate owned resulted from a write down of the property during the fourth quarter of 2018.
Our classified assets decreased by $5.6 million from $13.6 million at September 30, 2018 to $7.9 million at December 31, 2018. The decrease is primarily related to principal payments of $4.1 million, $678 thousand that returned to accrual status, charge offs of $922 thousand and the transfer to other assets of $76 thousand during the three months ended December 31, 2018, partially offset by additions of $137 thousand during the same period.
Allowance for loan and lease losses

	2018				2017
	December 31	September 30	June 30	March 31	December 31
	($ in thousands)
Balance at beginning of quarter	$13,463	$13,369	$13,405	$14,196	$15,048
Charge offs	(922)	(419)	(355)	(1,068)	(1,449)
Recoveries	965	513	319	277	597
Provision	—	—	—	—	—
Balance at end of quarter	$13,506	$13,463	$13,369	$13,405	$14,196
At December 31, 2018, the allowance for loan and lease losses (“ALLL”) totaled $13.5 million, which was approximately $43 thousand more than at September 30, 2018 and $690 thousand less than at December 31, 2017. The ALLL activity during the three months ended December 31, 2018 included net recoveries of $43 thousand. There was no provision for loan and lease losses during the period, primarily attributable to reserves for new loan growth being offset by a decline in the level of classified assets during the three months ended December 31, 2018. The ratio of the ALLL-to-total loans outstanding as of December 31, 2018 was 1.23% as compared to 1.25% and 1.33% as of September 30, 2018 and December 31, 2017, respectively.

Capital Resources
At December 31, 2018, the Bank had total regulatory capital of $160.4 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 13.0% which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at December 31, 2018, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At December 31, 2018		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)

Total Capital to Risk Weighted Assets	$160,372	13.0%	$122,982	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$146,516	11.9%	$79,938	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$146,516	11.9%	$98,385	At least 8.0

Tier 1 Capital to Average Assets	$146,516	10.8%	$68,004	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk of increases in our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, which we expect to file with the SEC during the first quarter of 2019, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	Dec '18 vs Sept '18 % Change	Dec '18 vs Dec '17 % Change	December 31, 2018	December 31, 2017	% Change
Total interest income	$16,395	$15,218	$13,812	7.7%	18.7%	$62,542	$51,573	21.3%
Total interest expense	3,793	3,529	2,542	7.5%	49.2%	13,620	7,831	73.9%
Net interest income	12,602	11,689	11,270	7.8%	11.8%	48,922	43,742	11.8%
Provision for loan and lease losses	—	—	—	—%	—%	—	—	—%
Net interest income after provision for loan and lease losses	12,602	11,689	11,270	7.8%	11.8%	48,922	43,742	11.8%
Non-interest income:
Service fees on deposits and other banking services	372	382	362	(2.6)%	2.8%	1,549	1,347	15.0%
Net gain (loss) on sale of securities available for sale	—	—	(4)	—%	(100.0)%	48	(4)	(1,300.0)%
Net loss on sale of other assets	—	—	(24)	—%	(100.0)%	(4)	(37)	(89.2)%
Other non-interest income	956	733	675	30.4%	41.6%	3,042	3,068	(0.8)%
Total non-interest income	1,328	1,115	1,009	19.1%	31.6%	4,635	4,374	6.0%
Non-interest expense:
Salaries and employee benefits	5,864	5,809	5,807	0.9%	1.0%	23,749	22,977	3.4%
Occupancy and equipment	1,050	1,029	1,086	2.0%	(3.3)%	4,190	4,292	(2.4)%
Professional Fees	427	655	1,233	(34.8)%	(65.4)%	2,468	4,215	(41.4)%
OREO expenses, net	131	(16)	—	(918.8)%	100.0%	123	—	100.0%
FDIC Expense	190	189	214	0.5%	(11.2)%	927	1,073	(13.6)%
Other non-interest expense	1,473	1,336	1,768	10.3%	(16.7)%	5,513	5,201	6.0%
Total non-interest expense	9,135	9,002	10,108	1.5%	(9.6)%	36,970	37,758	(2.1)%
Income before income taxes	4,795	3,802	2,171	26.1%	120.9%	16,587	10,358	60.1%
Income tax (benefit) expense	431	(98)	(241)	(539.8)%	(278.8)%	(10,752)	(91)	11,715.4%
Net income	$4,364	$3,900	$2,412	11.9%	80.9%	$27,339	$10,449	161.6%
Basic income per common share:
Net income available to common shareholders	$0.19	$0.17	$0.10	11.8%	90.0%	$1.17	$0.45	160.0%
Diluted income per common share:
Net income available to common shareholders	$0.19	$0.17	$0.10	11.8%	90.0%	$1.16	$0.45	157.8%
Weighted average number of common shares outstanding:
Basic	21,800	22,996	23,105	(5.2)%	(5.6)%	22,788	23,072	(1.2)%
Diluted	23,498	23,598	23,401	(0.4)%	0.4%	23,527	23,312	0.9%
Ratios from continuing operations(1):
Return on average assets	1.27%	1.16%	0.77%			2.04%	0.88%
Return on average equity	12.46%	11.50%	8.55%			21.40%	9.78%
Efficiency ratio	65.58%	70.31%	82.32%			69.03%	78.47%
____________________

(1)	Ratios for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	December 31, 2018	December 31, 2017	Increase/ (Decrease)

Cash and due from banks	$13,250	$12,198	8.6%
Interest bearing deposits with financial institutions(1)	174,468	186,010	(6.2)%
Interest bearing time deposits	2,420	2,920	(17.1)%
Investment securities (including stock)	40,053	47,845	(16.3)%
Loans (net of allowances of $13,506 and $14,196, respectively)	1,083,240	1,053,201	2.9%
Other real estate owned	1,173	—	100.0%
Net deferred tax assets	10,935	—	100.0%
Other assets	23,799	20,430	16.5%
Total assets	$1,349,338	$1,322,604	2.0%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$340,406	$338,273	0.6%
Interest bearing deposits
Interest checking	64,144	89,179	(28.1)%
Savings/money market	460,355	350,605	31.3%
Certificates of deposit	271,097	361,336	(25.0)%
Total interest bearing deposits	795,596	801,120	(0.7)%
Total deposits	1,136,002	1,139,393	(0.3)%
Other borrowings	40,000	40,866	(2.1)%
Other liabilities	14,435	11,942	20.9%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,207,964	1,209,728	(0.1)%
Shareholders’ equity	141,374	112,876	25.2%
Total Liabilities and Shareholders’ Equity	$1,349,338	$1,322,604	2.0%
Book value per share	$6.06	$4.86	24.7%
Shares outstanding, common	21,916,195	23,232,515	(5.7)%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$199,990	$1,141	2.26%	$209,805	$1,055	1.99%	$143,445	$474	1.31%
Securities available for sale and stock(2)	39,023	359	3.65%	38,409	265	2.74%	48,892	307	2.49%
Loans(3)	1,085,151	14,895	5.45%	1,050,264	13,898	5.25%	1,039,447	13,031	4.97%
Total interest-earning assets	1,324,164	16,395	4.91%	1,298,478	15,218	4.65%	1,231,784	13,812	4.45%
Noninterest-earning assets
Cash and due from banks	19,955			14,711			15,031
All other assets	20,602			17,459			649
Total assets	$1,364,721			$1,330,648			$1,247,464
Interest-bearing liabilities:
Interest-bearing checking accounts	$71,257	99	0.55%	$66,799	86	0.51%	$84,236	93	0.44%
Money market and savings accounts	443,149	1,940	1.74%	421,562	1,764	1.66%	317,609	779	0.97%
Certificates of deposit	277,551	1,299	1.86%	299,305	1,321	1.75%	354,616	1,294	1.45%
Other borrowings	40,000	231	2.29%	27,935	138	1.96%	14,491	201	5.50%
Junior subordinated debentures	17,527	224	5.07%	17,527	220	4.98%	17,527	175	3.96%
Total interest bearing liabilities	849,484	3,793	1.77%	833,128	3,529	1.68%	788,479	2,542	1.28%
Noninterest bearing liabilities
Demand deposits	363,263			353,635			338,857
Accrued expenses and other liabilities	13,013			9,292			8,181
Shareholders' equity	138,961			134,593			111,947
Total liabilities and shareholders' equity	$1,364,721			$1,330,648			$1,247,464
Net interest income		$12,602			$11,689			$11,270
Net interest income/spread			3.14%			2.97%			3.17%
Net interest margin			3.78%			3.57%			3.63%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Year Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$195,736	$3,756	1.92%	$123,761	$1,379	1.11%
Securities available for sale and stock(2)	39,744	1,160	2.92%	49,745	1,237	2.49%
Loans(3)	1,071,874	57,626	5.38%	996,696	48,957	4.91%
Total interest-earning assets	1,307,354	62,542	4.78%	1,170,202	51,573	4.41%
Noninterest-earning assets
Cash and due from banks	16,785			14,482
All other assets	14,577			(1,116)
Total assets	1,338,716			1,183,568
Interest-bearing liabilities:
Interest-bearing checking accounts	$69,841	$363	0.52%	$87,771	$347	0.40%
Money market and savings accounts	412,366	6,358	1.54%	334,703	2,859	0.85%
Certificates of deposit	315,189	5,349	1.70%	298,531	3,752	1.26%
Other borrowings	36,209	705	1.95%	4,538	203	4.47%
Junior subordinated debentures	17,527	845	4.82%	17,527	670	3.82%
Total interest bearing liabilities	851,132	13,620	1.60%	743,070	7,831	1.05%
Noninterest bearing liabilities
Demand deposits	348,923			326,105
Accrued expenses and other liabilities	10,931			7,566
Shareholders' equity	127,730			106,827
Total liabilities and shareholders' equity	1,338,716			1,183,568
Net interest income		$48,922			$43,742
Net interest income/spread			3.18%			3.36%
Net interest margin			3.74%			3.74%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

NON-GAAP RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Year Ended December 31,
	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
	($ in thousands)
Interest income:
Loans, including fees	$14,895	$13,898	$13,031	$57,626	$48,957
Securities available for sale and stock	359	265	307	1,160	1,237
Interest-bearing deposits with financial institutions	1,141	1,055	474	3,756	1,379
Total interest income	$16,395	$15,218	$13,812	$62,542	$51,573

Interest income on loans, including fees	$14,895	$13,898	$13,031	$57,626	$48,957
Less: Interest income recoveries	—	—	—	(1,580)	(1,140)
Interest income on loans, including fees adjusted (1)	$14,895	$13,898	$13,031	$56,046	$47,817

Net interest income	$12,602	$11,689	$11,270	$48,922	$43,742
Less: Interest income recoveries	$—	$—	$—	$(1,580)	$(1,140)
Net interest income, adjusted (1)	$12,602	$11,689	$11,270	$47,342	$42,602

Income before income taxes	$4,795	$3,802	$2,171	$16,587	$10,358
Less: Interest income recoveries	$—	$—	$—	$(1,580)	$(1,140)
Net income, adjusted (1)	$4,795	$3,802	$2,171	$15,007	$9,218

Average loans	$1,085,151	$1,050,264	$1,039,447	$1,071,874	$996,696
Average interest earning assets	$1,324,164	$1,298,478	$1,231,784	$1,307,354	$1,170,202

Average loan yield, adjusted (1)	5.45%	5.25%	4.97%	4.87%	4.54%
Net interest margin, adjusted (1)	3.78%	3.57%	3.63%	3.30%	3.26%
_________________

(1)
Interest income on loans, including fees, adjusted, net interest income, adjusted, average loan yield, adjusted, and net interest margin, adjusted are non-GAAP financial measures that are not presented in accordance with generally accepted accounting principles because they have been adjusted to exclude certain significant interest income recoveries. The year ended December 31, 2018 and the year ended December 31, 2017, include significant interest income recoveries of $1.6 million and $1.1 million, respectively, on loans that were on nonaccrual status but were paid in full. There were no significant interest income recoveries during the three months ended December 31, 2018, September 30, 2018 or December 31, 2017. The Company believes the presentation of these non-GAAP financial measures provides useful information to investors because it facilitates the comparability of the Company's results of operations by excluding prior period interest income recoveries that did not recur during the three months ended December, 31, 2018, September 30, 2018 and December 31, 2017, are inconsistent in amount and frequency and are not indicative of the Company's core performance during the periods presented.